Exhibit 5.1

1700 Farnam Street Suite 1500 Omaha, NE 68102-2068 Tel: 402.344.0500 Fax: 402.344.0588 www.bairdholm.com

June 8, 2020

Werner Enterprises, Inc.

14507 Frontier Road

Omaha, Nebraska 68138

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nebraska counsel to Werner Enterprises, Inc., a Nebraska corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (Registration No. 333-238879, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the offer and sale by the selling stockholder pursuant to the prospectus contained in the Registration Statement, as supplemented by the prospectus supplement dated June 3, 2020, of up to 14,130,523 shares of Common Stock, par value $0.01 per share (the “Shares”), which includes 1,284,593 shares subject to the underwriters’ option to purchase additional shares, as described in the prospectus supplement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein or the prospectus supplement related thereto, other than as expressly stated herein with respect to the issue of the Shares.

For purposes of this opinion letter, we have examined and relied upon copies of certificates, corporate records, agreements, instruments and documents as we have deemed appropriate as a basis for our opinion. In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed and other assurances of officers of the Company and others as to factual matters without having

Providing Exceptional Legal Service Since 1873

June 8, 2020

independently verified such factual matters. We are opining herein as to the Model Business Corporation Act of the State of Nebraska, and we express no opinion with respect to any other laws or regulations.

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and in the prospectus supplement related thereto. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rule and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Baird Holm, LLP
Baird Holm, LLP
Omaha, Nebraska